Exhibit 99.1

Press Release

Vuzix Reports Continued Smart Glasses Growth in 2Q21

Transformative initiatives underway to accelerate growth and profitability in 2H21 and beyond

ROCHESTER, N.Y., August 9, 2021 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its second quarter results for the period ended June 30, 2021.

“2021 has thus far been, and will continue to be, a transformative year for Vuzix. We now have roughly $138 million of cash as of mid-year, have expanded our management, R&D and sales teams, established a new SaaS-based Integrated Solutions Business Unit, and are aggressively pursuing other strategic initiatives that will strengthen and extend our business model from one primarily focused on being an industry leader in smart glasses hardware to also now becoming a broader solutions provider in various high-growth market verticals,” said Paul Travers, President and CEO of Vuzix.

“During the second quarter, we spent considerable time reviewing the imminent needs of our largest cornerstone customers and initiating the necessary augmentations to our operations to effectively support these customers with large-scale deployments of Vuzix Smart Glasses and we have also set the foundation for certain other markets that are showing leadership in broad-based smart glasses deployments. We continued to see steady year-over-year growth in our core smart glasses business with second quarter smart glasses sales rising 21%. The healthcare portion of our business continues to accelerate with our smart glasses now being used in approximately 1,000 operating rooms worldwide for an ever-expanding set of surgical applications, as just one example of utility in healthcare,” concluded Mr. Travers.

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended June 30, 2021 and 2020, respectively:

	For 3 Months Ended June 30
	($000s except per share amounts)
	2021	2020
Sales:
Sales of Products	$2,834	$2,335
Sales of Engineering Services	83	702

Total Sales	2,917	3,037

Total Cost of Sales	2,337	2,241

Gross Profit	579	796
Gross Profit %	20%	26%

Operating Expenses:
Research and Development	2,701	1,796
Selling and Marketing	1,338	797
General and Administrative	4,750	1,800
Depreciation and Amortization	502	641
Loss on Fixed Assets and Other Asset
Impairment	31	0

Total Operating Expenses	9,321	5,034

Loss from Operations	(8,741)	(4,238)

Total Other (Expense), Net	(38)	(1)

Net Loss	(8,779)	(4,239)

Loss per Common Share	$(0.14)	$(0.13)

Second Quarter 2021 Financial Results

For the three months ended June 30, 2021, total revenues decreased by 4% to $2.9 million versus $3.0 million for the comparable period in 2020. The decrease was entirely due to a $0.6 million decline in engineering services sales, which was mostly offset by higher sales of Vuzix smart glasses products, which rose $0.5 million or 21% over the comparable period in 2020.

There was an overall gross profit of $0.6 million or 20% for the three months ended June 30, 2021 as compared to $0.8 million or 26% for the same period in 2020. The decline was mainly due to a gross profit decrease of $0.5 million from engineering services, a revenue segment in which the Company currently earns its highest margins. Direct product gross margins before overheads and other items improved to 53% in the 2021 period as compared to 50% in the prior year’s period.

Research and Development (R&D) expense was $2.7 million for the three months ended June 30, 2021 compared to $1.8 million for the comparable 2020 period, an increase of approximately 50%. The rise in R&D expense was driven by increases in salaries due to additional head count, increased non-cash stock compensation expense, and higher research and development costs related to new product development and regulatory compliance and fees.

Selling and Marketing (S&M) expense was $1.3 million for the three months ended June 30, 2021, versus $0.8 million the comparable 2020 period, an increase of approximately 68%. The increase was primarily due to additional S&M staff, increases in non-cash stock compensation expenses and increased advertising and marketing expenses.

General and Administrative (G&A) expense for the three months ended June 30, 2021 was $4.7 million (or $2.2 million excluding non-cash stock-based compensation), versus $1.8 million for the comparable 2020 period. This $2.9 million overall increase in G&A expense for the quarter was primarily due to increased non-cash stock compensation expenses related to the Company’s new performance-based Long Term Incentive Plan (LTIP), which was not in place in 2020, along with increases in shareholder communication and insurance costs.

Total operating costs for the three months ended June 30, 2021 increased by $4.3 million over the same period in 2020, of which approximately $3.0 million of the increase was due to non-cash stock-based compensation and primarily related to the Company’s new performance-based LTIP introduced this year.

The net loss for the three months ended June 30, 2021 was $8.8 million or $0.14 cents per share versus a net loss of $4.7 million or $0.13 for the same period in 2020.

The net cash operating loss after adding back non-cash items for the second quarter of 2021 was $4.6 million as compared to a loss of $2.9 million for the second quarter of 2020. As of June 30, 2021, the Company maintained cash and cash equivalents of $137.6 million and an overall working capital position of $147.9 million.

Management Outlook

“We have the most competitive smart glasses offerings in the market today and an outstanding customer base that understands the value proposition of smart glasses. Our focus over the remainder of 2021 will consist of developing and delivering against growing enterprise smart glasses opportunities while extending our market participation and expanding our business model. To foster these growing market segments, we will focus on strategic initiatives that we believe will both accelerate the adoption of smart glasses in the enterprise market and unlock significant value for Vuzix shareholders. We will also continue to develop our core technologies and next generation products that we believe will be vital to enabling broader market adoption in support of enterprise, defense, aerospace and OEM smart glasses manufacturers. Finally, we will expand further our sales channels further and deliver hand-to-glove service to our cornerstone customers to support large-scale adoption of Vuzix smart glasses while continuing to pave-the-way for enabling additional new market adoption globally,” said Mr. Travers.

“Our business outlook for the second half of 2021 remains positive. We currently anticipate sequential top-line revenue growth in our second half of 2021, driven by strong smart glasses demand and the expected return of OEM-related engineering services revenue and initial sales of OEM production units to a Tier-1 defense customer,” concluded Mr. Travers.

Conference Call Information

Date: Monday, August 9, 2021

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://78449.themediaframe.com/dataconf/productusers/VUZI/mediaframe/45964/indexl.html

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended June 30, 2021.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on August 9, 2021, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13721661.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 210 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2021 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter and Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com